Exhibit 99.2

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Today, May 7, 2015, Outerwall Inc. issued a press release announcing financial results for the 2015 first quarter. The following prepared remarks provide additional information related to the company’s operating and financial performance and 2015 full year guidance.

The company will host a conference call today at 2:30 p.m. PDT to discuss 2015 first quarter results and 2015 full year guidance.

The earnings press release, prepared remarks and conference call webcast are available on the Investor Relations section of Outerwall’s website at ir.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2015 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,
•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and SAMPLEit,
•	our ability to repurchase stock and the availability of an open trading window,
•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,
•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,
•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,
•

the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,
•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,
•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,
•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,
•	the ability to adequately protect our intellectual property, and
•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of these prepared remarks. Outerwall Inc. undertakes no obligation to update the information provided herein.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;
•	Core diluted earnings per share (“EPS”) from continuing operations;
•	Free cash flow; and
•	Net debt and net leverage ratio.

These measures, the definitions of which are presented in Appendix A, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) restructuring costs (including severance and early lease termination costs and related impairment of assets) associated with actions to reduce costs in our continuing operations across the Company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and iv) tax benefits related to a net operating loss adjustment (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Overview

Through solid execution, Outerwall delivered strong results in Q1 2015, including our highest consolidated revenue in a quarter and substantial bottom-line growth. Core adjusted EBITDA from continuing operations grew 21.7% and core diluted EPS from continuing operations more than doubled, increasing by 102.1% year-over-year. We also generated significant free cash flow of $85.4 million in the quarter, repurchased approximately $41 million of our common shares and paid our first quarterly dividend. Our results underscore our commitment to manage expenses and allocate capital to activities that we believe will produce the highest returns, including disciplined investments in the business and returning capital to shareholders.

Q1 Consolidated Results

The year-over-year comparisons we make in these prepared remarks will be Q1 2015 versus Q1 2014 unless otherwise noted.

	Three Months Ended March 31,		Change
(In millions, except per share data)	2015	2014	%
GAAP Results
Consolidated revenue	$608.6	$597.8	1.8%
Income from continuing operations	$42.2	$27.6	52.7%
Net income	$35.6	$23.2	53.6%
Diluted EPS from continuing operations per common share*	$2.23	$1.09	104.6%
Net cash provided by operating activities	$106.1	$94.6	12.1%

Core Results**
Core adjusted EBITDA from continuing operations	$147.9	$121.5	21.7%
Core diluted EPS from continuing operations*	$2.87	$1.42	102.1%
Free cash flow	$85.4	$67.6	26.2%

*  Beginning in Q1 2015, we applied the two-class method of calculating earnings per share for our GAAP results because the impact of unvested restricted shares as a percentage of total common shares outstanding became more dilutive given the level of stock repurchases over the past year. Core diluted EPS from continuing operations continues to be reported under the treasury stock method

** Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results

Our Q1 highlights include:

•	We reported consolidated revenue of $608.6 million, the highest quarter in the company’s history
•

We delivered 21.7% growth in core adjusted EBITDA from continuing operations to $147.9 million, reflecting continued expense management across the company, including 3.4% lower direct operating expense and 7.7% lower G&A expense

•	Our core diluted earnings per share from continuing operations increased 102.1% to $2.87
•	Redbox generated its highest quarterly revenue in company history and delivered solid margin expansion, primarily driven by the price increase last December
•	We signed a new two-year content agreement with Warner Bros.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

•	We continued investing in growth by scaling ecoATM, installing approximately 250 kiosks in the quarter
•	We generated free cash flow of $85.4 million, an increase of 26.2% year-over-year
•	We repurchased 617,195 shares for $40.7 million and paid our first quarterly dividend of $0.30 per share

Previously we reported the results of ecoATM and other self-service concepts, including SAMPLEit, in our New Ventures segment. Beginning with Q1, ecoATM is a separate reportable segment and results for our other concepts are included within an “All Other” category but are not presented as a separate reportable segment.

In line with our focus on driving profitability to enhance shareholder value and ongoing assessment to ensure we are allocating capital to activities that we believe will produce the highest returns, we completed the shutdown and disposal of Redbox Canada operations on March 31, 2015, due to its continued negative impact on Redbox’s financial results. Redbox Canada results have been excluded from the Redbox segment and have been re-classified as discontinued operations in Q1 and prior periods.

We also completed certain restructuring activities not associated with Redbox Canada that generated pre-tax expense of $15.9 million during Q1, in line with our continued cost savings initiatives and the shift during Q1 of additional Redbox functions to our Los Angeles, California office to be closer to our studio partners. This included early termination of leases for certain floors of our Redbox facilities in Oakbrook Terrace, Illinois, in order to optimize facilities space and drive operational savings. As a result of the early termination, we recorded a one-time pre-tax charge of $11.0 million, which included $6.6 million in leasehold asset impairment for our Oakbrook Terrace facilities. We also recorded pre-tax severance expense of $4.3 million during Q1 and $0.5 million in lease termination costs for a floor within a shared service facility that we subleased.

Capital Allocation

In Q1 we continued to execute on our commitment to return 75% to 100% of annual free cash flow to shareholders as we repurchased shares and implemented a quarterly dividend policy.

During Q1, we repurchased 617,195 shares of our common stock at an average price of $65.96 per share for $40.7 million. As of March 31, 2015, there was approximately $373.3 million in authority remaining under our stock repurchase program.

On May 5, 2015, our board declared a quarterly cash dividend of $0.30 per share expected to be paid on June 23, 2015, to all stockholders of record as of the close of business on June 9, 2015.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Additional Q1 Consolidated Metrics

Metric	Amount		Comment
Total net interest expense	$12.1	MM
Core effective tax rate	38.2%
Cash and cash equivalents	$197.9	MM	Includes $68.7MM payable to retailer partners; additionally, $37.8MM of total cash was held in financial institutions domestically
Total principal value of outstanding debt, including capital leases	$887.0	MM
Net leverage ratio*	1.62	x

*  Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results

Capital Expenditures

We discuss our capital expenditures (CAPEX) on an accrual basis. In Q1 our total investment in CAPEX was $14.5 million, primarily reflecting investment in ecoATM kiosks to scale the business and maintenance to support the Redbox and Coinstar kiosk networks. The following is a breakdown of CAPEX by category for Q1:

Q1 2015 CAPEX (Accrual Basis)
(In millions)	New	Maintenance	Other	TOTAL
Redbox	$0.7	$1.6	$0.7	$3.0
Coinstar	0.5	0.9	—	1.4
ecoATM	8.7	—	—	8.7
All Other	0.7	—	—	0.7
Corporate	—	—	0.7	0.7
TOTAL	$10.6	$2.5	$1.4	$14.5

Non-Core Results

In Q1 2015, total pretax non-core expenses were $17.9 million primarily driven by $15.9 million in restructuring costs, including severance and early lease termination costs and related impairment of assets and $1.9 million in expense in rights to receive cash issued in connection with the acquisition of ecoATM.

Management Update

Outerwall announced that Maria Stipp resigned as the president of ecoATM effective as of May 29, 2015, to take a CEO role at another consumer company. The company expects to name an interim leader in the near future.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Q1 Segment Operating Results – Redbox

Key Metrics

Category	Q1 2015		Q1 2014
Revenue	$519.5	MM	$513.0	MM
Rentals	173.0	MM	198.8	MM
Net revenue per rental	$3.00		$2.58
Same store sales growth (decline)	0.7%		0.9%
Gross margin	59.5%		56.3%
Segment operating income	$122.9	MM	$105.7	MM
Segment operating margin	23.6%		20.6%
Unique credit cards renting in quarter	37.3	MM	41.8	MM
Total kiosks (at quarter end)	41,960		42,800
Total locations (at quarter end)	34,430		35,100
Blu-ray
Blu-ray as percentage of rentals	14.5%		15.2%
Blu-ray as percentage of Redbox revenue	18.2%		17.7%

In January we made the decision to shut down our Redbox operations in Canada due to its continued negative impact on Redbox’s financial results. As a result, starting with Q1 2015, Redbox Canada results are included in discontinued operations. All prior periods have been recast to exclude Redbox Canada from Redbox segment results.

In Q1, Redbox revenue increased 1.3% year-over-year to $519.5 million, the highest quarterly segment revenue in company history, primarily driven by the price increase taken in December 2014 and strong seasonality in Q1, which offset the impact of a softer content slate compared with 2014. Consumers generally responded better to the price increase in weeks when content was stronger.

While Q1 revenue was supported by strong seasonality, content strength was soft relative to Q1 2014. Q1 2015 box office for Redbox releases was down 29.3% from Q1 2014 with eight fewer theatrical titles releasing during the quarter. Fury and The Equalizer, which released in December 2014, were top performing titles in Q1 in both DVD and Blu-ray formats. Rentals decreased 12.9% to 173.0 million compared with 198.8 million in Q1 2014 primarily due to weaker content coupled with lower demand from price-sensitive customers as well as the ongoing secular decline in the physical rental market.

We expect the impact of the price increase to vary as demand changes during periods of strong and weak release schedules, promotional activity, and seasonality. Our more price sensitive customers may change their rental habits over time in response to the new prices, which would impact total rentals or nights out. We will continue to closely monitor the impact of the price increase relative to control markets throughout 2015 to evaluate consumer behavior.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Q1 average check increased 16.3% year-over-year to $3.00 and 9.9% sequentially compared with Q4 2014, driven primarily by the price increase for movies and video games. The higher price points offset an expected increase in single-night rentals. Single-night rentals represented 59.6% of total rentals, an increase of 150 basis points sequentially from Q4 2014 and an increase of 210 basis points year-over-year. We invested in higher promotional spend per rental year-over-year through customer-specific promotional offerings, which drove incremental revenue and lessened the impact of the demand decline from the price increase.

Blu-ray represented 18.2% of revenue and 14.5% of rentals in Q1 2015 compared with 17.7% of revenue and 15.2% of rentals in Q1 2014. As a percentage of rentals, Blu-ray was impacted by the price increase as well as six fewer theatrical titles on Blu-ray than Q1 2014. However, the higher price point for Blu-ray helped increase the mix of revenue generated by Blu-ray rentals in the quarter. The number of customers renting Blu-ray increased slightly compared with Q1 2014.

Unique credit cards renting in Q1 2015 were 37.3 million, a decrease of 10.8% year-over-year. The Target credit card security breach that occurred in late 2013 resulted in a significant number of new credit cards issued to consumers that we believe increased the number of our new unique credit cards in Q1 2014. Sequentially, unique credit cards renting decreased 4.7% from Q4 2014 in line with the lower rental demand driven by weaker content and the price increase. Similarly, high frequency renters, customers that rent four or more titles per quarter, represented 54.3% of revenue in Q1 2015, a decline from 56.3% in Q1 2014, but an increase sequentially compared with 54.0% in Q4 2014.

Redbox continues to offer the best value in home entertainment, and customer engagement remains strong as we continue to build stronger, more personalized relationships with our consumers via web, email and mobile marketing tools. Enrollment in Redbox Play Pass, our loyalty program, increased 22.5% sequentially over Q4 to 1.8 million members by the end of Q1. During Q1, members who participated in Redbox Play Pass rented more than twice as frequently as non-members. In addition, we continue to expand the Redbox digital network of consumer touch points with substantial year-over-year growth across all categories, including 40.8 million email subscribers, 20.7% growth; 6.6 million text club members, 42.3% growth; and 29.0 million apps downloaded, 15.1% growth.

In Q1 2015, Redbox segment operating income increased 16.2% year-over-year to $122.9 million and segment operating margin increased 300 basis points to 23.6%. Operating margin improvement reflects a decrease in direct operating expenses, driven primarily by gross margin improvement, which increased 320 basis points year-over-year to 59.5% and improved 120 basis points sequentially compared with Q4 2014. The improvement in gross margin was driven by higher revenue per rental from the price increase as well as a lower average cost per disc due to the mix of content released in the quarter. In addition to gross margin benefits, we saw improvements in both direct operating and G&A expense as we continued to drive operating efficiencies in the business. Operating income also includes $15.2 million in restructuring charges related to the reduction of office space in our Chicago location and severance expense.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Video Games Rentals and Revenue

Video Games Performance	Q1 2015	Q1 2014
Percentage of rentals	1.1%	1.4%
Percentage of Redbox revenue	2.9%	3.4%

In Q1 2015, video games rentals and revenue declined compared with Q1 2014 as the revenue benefit from the price increase was offset by continued underperformance of Q4 titles, decline in Wii platform rentals and consumer transition to new generation platforms. New generation titles made up 12.6% of our game rentals in Q1 2015, with interest in new generation rentals growing throughout the quarter. We plan to continue to grow the mix of new generation titles as we move through 2015.

Kiosk Optimization

Through our optimization efforts, we continue to collaborate with our retail partners to improve kiosk productivity at existing locations and remove kiosks that underperform our revenue expectations for kiosks in their respective channels. During the quarter, we removed approximately 270 underperforming kiosks. Our goal is to recapture rentals from removed kiosks in the remaining network through targeted marketing that keeps customers engaged, while lowering content and servicing costs due to a smaller installed base.

Studio Agreements

We are pleased to have signed an agreement with Warner Bros. that allows us to continue to add value to our customers and content creators. Redbox remains committed to driving substantial industry revenue and providing consumers with affordable access to new-release movies.

Q1 Segment Operating Results – Coinstar

Key Metrics

Category	Q1 2015		Q1 2014
Revenue	$69.3	MM	$68.8	MM
Average transaction	$42.49		$40.76
Transactions	15.9	MM	16.6	MM
Same store sales (SSS) growth	0.8%		3.1%
Segment operating income	$22.5	MM	$22.7	MM
Segment operating margin	32.5%		33.1%
Kiosks (at quarter end)	21,220		21,000
Locations (at quarter end)	20,010		20,300

Coinstar segment revenue increased $0.6 million, or 0.8%, compared with Q1 2014 primarily due to growth in the number of Coinstar Exchange kiosks and transactions partially offset by lower Coinstar U.S. coin volume. The impact of the increased coin voucher product transaction fee from 8.9% to 9.9% implemented in the U.K. in August 2014 was primarily offset by the unfavorable exchange rate impact on U.K. revenue due to the recent strengthening of the U.S. dollar versus the British pound. Same store sales growth was primarily flat as a result of these factors.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

The average transaction size continued to increase while the number of transactions have declined. The decline in transactions is the result of larger pours and less frequent visits and a slight decrease in the U.S. kiosk base year-over-year as a result of continued kiosk optimization efforts.

Coinstar segment operating income decreased slightly year-over-year and segment operating margin was down 60 basis points from Q1 2014 primarily due to restructuring expenses and higher G&A expense.

Q1 Segment Operating Results – ecoATM

Key Metrics

Category	Q1 2015		Q1 2014
Revenue	$19.7	MM	$15.9	MM
Segment operating loss	$8.3	MM	$5.3	MM
ASP of value devices sold	$60.28		$94.31
Number of value devices sold	317,134		166,940
Number of overall devices sold	518,633		240,999
Kiosks (at quarter end)	2,140		910
Locations (at quarter end)	1,900		680

Historically, ecoATM was part of the New Ventures segment. Q1 2015 marks the first quarter that we are reporting ecoATM results as a separate segment, with previous periods adjusted to include only ecoATM results. In key metrics, we include average selling price of value devices sold (ASP), which we define as the average price we receive when we resell value devices to our buyers.

During Q1 we installed approximately 250 net new kiosks, bringing the total installed base to 2,140 at quarter end. In 2014, 90% of the new installations were completed in the second half of the year, and those kiosks are still ramping. In addition, the majority of the 2014 installations were in the grocery channel, where we have seen slower ramp curves than the mall and mass merchant channels. Typically, grocery channel sites are smaller in overall square footage and have less traffic. As a result, we expect these kiosks to have lower collections relative to the mall and mass merchant channels.

During the quarter, the decrease in retail foot traffic at our kiosk locations, in addition to competition from carriers, affected collection rates, particularly for value devices. This shifted the mix of value devices and was the primary reason for the year-over-year decline in our ASP. Entering 2015, collections per kiosk for value devices dropped below Q1 2014. However, in March collections per kiosk began to improve. ASP for value devices also improved during the quarter, recovering significantly from depressed levels coming out of Q4.

In Q1, ecoATM segment revenue increased 23.8% compared with Q1 2014, which was less than we expected primarily due to the decline in collections per kiosk and lower ASP.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

We are starting to see increased traffic and collections at the kiosks, and expect those to return to historical levels over time. As we expand our installed kiosk base, we expect our revenue to grow from additional installed kiosks, as well as the continued ramping of kiosks installed over the past few quarters.

Direct operating expense reflects the ongoing investments to support scaling the ecoATM business. Due to the fixed nature of several of our kiosk servicing costs and the decrease in retail foot traffic at our kiosk locations impacting our collections and revenue in the quarter, we were unable to significantly leverage our overall costs as a percentage of revenue. As we install additional ecoATM kiosks and our existing kiosks continue to ramp, we expect to leverage the fixed cost components of our direct operating expenses.

During Q1 we kicked off consumer marketing to drive awareness of our instant cash value proposition through targeted in-store and point of sale advertising, as well as digital ad placement focusing on higher value device owners. As we continue to build critical mass of our installed kiosk base by expanding to additional mall and mass locations this year, we expect these marketing efforts to further enhance kiosk performance.

Guidance

We are updating our 2015 annual guidance to reflect changes in our expectations based on Q1 results and our outlook for the year. (Exhibit 1) The changes for the full year include narrowing the revenue range for Redbox and reducing the expected revenue range for ecoATM based on Q1 actuals and the expected timing of ramping kiosks for the remainder of the year. Guidance has also been updated for the discontinuation of Redbox Canada and shares repurchased in Q1 2015.

For the full-year 2015, we expect:

•	consolidated revenue in the range of $2.294 billion to $2.419 billion,
•	core adjusted EBITDA from continuing operations between $472 million and $514 million, and
•	core diluted earnings per share between $7.49 and $8.49, which does not reflect any additional share repurchases we may complete during the year.

We expect Redbox revenue in the range of $1.850 billion to $1.955 billion. In 2015, we continue to expect the price increase and benefits resulting from investments in customer experience and marketing programs to help offset the secular decline in the physical rental market and the underlying risk in the content slate. Our guidance also incorporates anticipated lower rental demand and shorter average rental duration as a result of the price increase that partially offsets the increase in the per night rental price.

We experience higher seasonality in Q1 and Q4 and therefore Q1 performance should not be extrapolated to Q2 and Q3.

We expect content strength to improve in Q2 2015 compared with 2014 when the slate was particularly weak. The Q2 box office is expected to be 61.7% above Q2 2014 with five more theatrical titles releasing during the quarter. (Exhibit 2) Sequentially, Q2 box office is down approximately 14.4%. In addition, we typically see an 8%-12% average reduction in rentals from Q1 to Q2 after adjusting for changes in content.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Since we first provided 2015 guidance in February, estimated 2015 box office has decreased slightly and certain titles have shifted from Q3 to Q4. By quarter, Q2 box office increased 19.1%, Q3 declined 22.9% and Q4 increased 2.7%. We continue to expect Q4 will be the strongest box office quarter for the year followed by Q1, Q2, and Q3. We expect the release schedule will continue to evolve throughout the course of the year.

We expect ecoATM revenue in the range of $131 million to $146 million reflecting Q1 results and our expectations for the timing of new installs in 2015 and the continued ramping of kiosks installed in 2014.

We have increased our expected range for free cash flow to between $215 million and $255 million based on the increase in expected EBITDA and the decrease in expected capital expenditures.

Summary

Our strong performance in Q1 underscores solid execution of our strategy to optimize our core Redbox and Coinstar businesses, scale ecoATM and increase operational efficiencies across the company. Our consolidated revenue in the quarter was the highest in the company’s history, with Redbox generating its highest quarterly revenue. We delivered significant growth in core adjusted EBITDA from continuing operations, as our core businesses continued to manage expenses and reduce operating costs. We continued to scale ecoATM, installing 250 kiosks in the quarter. These achievements highlight the solid execution and operational excellence that generate growth in profitability and free cash flow and allow us to also invest in the future of our business. We also continued to repurchase our common stock and paid our first dividend in the quarter, demonstrating further our disciplined approach to capital allocation.

We remain confident in Outerwall’s long-term prospects as we leverage our market-leading brands to drive profitability and deliver value for shareholders, partners and customers.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Appendix A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;
•	Core diluted earnings per share (“EPS”) from continuing operations;
•	Free cash flow; and
•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) restructuring costs (including severance and early lease termination costs and related impairment of assets) associated with actions to reduce costs in our continuing operations across the Company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and iv) tax benefits related to a net operating loss adjustment (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	March 31,
Dollars in thousands	2015	2014
Net income from continuing operations	$42,155	$27,606
Depreciation, amortization and other	45,995	51,784
Interest expense, net	12,071	9,648
Income taxes	25,842	15,434
Share-based payments expense(1)	3,941	3,765

Adjusted EBITDA from continuing operations	130,004	108,237
Non-Core Adjustments:
Restructuring costs	15,851	469
Rights to receive cash issued in connection with the acquisition of ecoATM	1,920	3,421
Loss from equity method investments	132	9,368

Core adjusted EBITDA from continuing operations	$147,907	$121,495

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,

	2015	2014
Diluted EPS from continuing operations per common share (two-class method)	$2.23	$1.09
Adjustment from participating securities allocation and share differential to treasury stock method(1)	0.05	0.02

Diluted EPS from continuing operations (treasury stock method)	2.28	1.11
Non-Core Adjustments, net of tax:(1)
Restructuring costs	0.52	0.01
Rights to receive cash issued in connection with the acquisition of ecoATM	0.07	0.11
Loss from equity method investments	—	0.23
Tax benefit from net operating loss adjustment	—	(0.04)

Core diluted EPS from continuing operations	$2.87	$1.42

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

A reconciliation of amounts used in core diluted EPS from continuing operations table above is presented in the following table:

	Three Months Ended
	March 31,
In thousands	2015	2014
Income from continuing operations attributable to common shares	$40,776	$26,879
Add: income from continuing operations allocated to participating securities	1,379	727

Income from continuing operations	$42,155	$27,606

Weighted average diluted common shares	18,286	24,575
Add: diluted common equivalent shares of participating securities	184	200

Weighted average diluted shares	18,470	24,775

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	March 31,
Dollars in thousands	2015	2014
Net cash provided by operating activities	$106,072	$94,587
Purchase of property and equipment	(20,709)	(26,940)

Free cash flow	$85,363	$67,647

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 First Quarter Earnings

Prepared Remarks

May 7, 2015

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;
•

provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	March 31, 2015	December 31, 2014
Senior unsecured notes(1)	$650,000	$650,000
Term loans(1)	144,375	146,250
Revolving line of credit	80,000	160,000
Capital leases	12,652	15,391

Total principal value of outstanding debt including capital leases	887,027	971,641
Less domestic cash and cash equivalents held in financial institutions	(37,772)	(66,546)

Net debt	849,255	905,095
LTM Core adjusted EBITDA from continuing operations(2)	$523,232	$496,820

Net leverage ratio	1.62	1.82

(1)

The senior unsecured notes on our Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014 included $8.0 million and $8.4 million in associated debt discount, respectively. The Term loan on our Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014 included $0.3 million and $0.3 million in associated debt discount, respectively.

(2)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended March 31, 2015 and December 31, 2014 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the three months ended March 31, 2015	$147,907
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014:
Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 as reported in our Annual Report on Form 10-K for the period ended December 31, 2014(1)	480,497
Add: Core adjusted EBITDA loss from Redbox Canada operations for the twelve months ended December 31, 2014	16,323

Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 as adjusted for discontinued operations	496,820
Less: Core adjusted EBITDA from continuing operations for the three months ended March 31, 2014	(121,495)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended March 31, 2015	$523,232

(1)

Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 is obtained from our Form 10-K for the period ended December 31, 2014, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2014.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

NASDAQ:OUTR Exhibits 2015 Q1 Prepared Remarks May 7, 2015 Exhibit 99.2b

© 2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered, or distributed without the express written consent of Outerwall Inc.
Exhibit 1: 2015 Full-Year Guidance
Revenue by Segment ($MM)
Redbox $1,850 – $1,955
Coinstar $313 – $318
ecoATM $131 – $146
TOTAL $2,294 – $2,419
Consolidated – Other
Core adjusted EBITDA from continuing operations   ($MM)
$472 – $514
Core diluted EPS from continuing operations $7.49 – $8.49
Average diluted shares outstanding   (MM)
18.0 – 18.1
Estimated effective tax rate
36.5% – 38.5%
Free cash flow
($MM)
$215 – $255
Capital Expenditures ($MM)
Redbox $15 – $20
Coinstar $16 – $20
ecoATM $31 – $40
Corporate $31 – $38
TOTAL
$93 – $118
Net Kiosk Installations by Segment
Redbox (U.S.) (1,000) – (1,900)
Coinstar 0 – (100)
ecoATM 600 – 1,000
1
See Appendix A for a discussion of Non-GAAP Financial Measures and Core and Non-Core Results
2
Excludes the impact of potential share repurchases for the remainder of 2015
3
Does not include kiosks removed as a result of the shutdown of Redbox Canada operations as of March 31, 2015
As of May 7, 2015
1,2
1
2
1
3

Outerwall
NASDAQ:OUTR

Box Office2 (MM)
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
2 = # of new releases
2
3
2
5
1
3
2
3
4
4
3
1
3
4/7
4/14
4/21
4/28
5/5
5/12
5/19
5/26
6/2
6/9
6/16
6/23
6/30

© 2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered, or distributed without the express written consent of Outerwall Inc.
Exhibit 2: 2015 Q2 Redbox Release Schedule
1 Q2 2015 data estimated
2 Includes titles with total North American box office greater than $5MM
Q2 2015 1 Q2 2014
Box Office 2 Titles Box Office 2 Titles
Total $2.21Bn 36 $1.36Bn 31
April $870.6MM 12 $487.7MM 14
May $266.3MM 9 $746.4MM 13
June $1.07Bn 15 $129.9MM 4
As of May 7, 2015